FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

   This First Amendment to Employment Agreement (this “First Amendment”) is made and entered into on October 15, 2009, effective as of January 2, 2009 by and between American Development & Investment Fund, Inc., a Nevada corporation (the "Company"), and Patrick J Donelan ("Employee").

RECITALS

A.
The parties are parties to that certain Employment Agreement, dated January 1, 2009, (the “Agreement”), pursuant to which the Company hired Employee as its Executive Vice President, Director of Business Development, as more particularly described therein. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.

B.
The Parties anticipated that during 2009 the Company would close on additional funding for acquisitions and working capital, and would acquire one or more operating subsidiaries which would require the full-time services of Employee.

C.	The parties wish to amend the Agreement in accordance with the terms and conditions of this First Amendment.

     Therefore, the parties agree as follows:

1.
The effective date of the salary payments under the Employment Agreement shall be the first day of the month following the closing of the first acquisition by the Company. During the period from January 1, 2009 through December 31, 2009, Employee shall provide consulting services to the Company from time to time as needed, on a part-time basis, through Tower 1 Consultants, LLC and Tower 1 Consultants, LLC shall be compensated for such consulting services during 2009 in the total amount of $90,000.  During the period from January 1, 2010 through the first day of the month following the closing of the first acquisition by the Company, Employee shall provide consulting services to the Company from time to time as needed, on a part-time basis, through Tower 1 Consultants, LLC and Tower 1 Consultants, LLC shall be compensated for such consulting services in the amount of $15,000 per month for January, February and March, 2010 and thereafter at the annual rate of $250,000.

Notwithstanding the foregoing, any payment to Tower 1 Consultants, LLC for consulting services rendered by Employee prior to the closing of the first acquisition by the Company shall not relieve the Company of any other of its obligations to Employee under this Agreement, including but not limited to other parts of Section 3 of this Agreement and this Agreement shall remain in full force and effect.

     2. Section 3 (a) is hereby deleted and replaced as follows:

3.Compensation, Expenses and Benefits.

As full compensation for Employee’s performance of his duties pursuant to this Agreement, the Company shall pay Employee during the term of this Agreement, and Employee shall accept as full payment for such performance, the following aggregate amounts and benefits, and on the terms set forth in this Agreement:

(a) Salary. As salary for Employee’s services to be rendered under this Agreement, the Company shall pay Employee in advance in cash, as follows:

Beginning January 1st 2011 and for all periods under this Agreement thereafter, Employee’s annual salary of $250,000 shall increase each January 1st by the greater of (i) 8%, (ii) the percentage increase in the Consumer Price Index during the previous twelve month period or (iii) an amount determined by the Company’s Board of Directors.   For purposes of this Section 3 of this Agreement the Consumer Price Index shall refer to the percentage change (increases only) of the Consumer Price Index ("CPI"), all items, for urban wage earners and clerical workers U.S. City average, all items, as compiled by the United States Department of Labor, Bureau of Labor Statistics, Washington, D.C., or its successor index

The Company shall pay the amount owed to Employee under this Section 3(a) as his monthly salary no later than the 25th day of the preceding month.

3. Except as otherwise modified within this First Amendment, all terms and conditions of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the date and year first above written.

American Development & Investment Fund, Inc.

                                                                                                                                                                                                 ____/s/ Robert Hipple_____________
                                                                                                                                                                       By:  Robert Hipple
                                                                                                                                   Its:  Corporate Counsel

                                                                                                                                                                                                    __/s/ Patrick Donelan_____________
Patrick J Donelan

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